Exhibit (d)(7)

Execution Version

LIMITED GUARANTEE

THIS LIMITED GUARANTEE, dated as of June 23, 2022 (this “Limited Guarantee”), by GPC WH Fund LP, a Delaware limited partnership (the “Guarantor”), is in favor of Radius Health, Inc., a Delaware corporation (the “Guaranteed Party”).

1.    LIMITED GUARANTEE. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Merger Agreement”), by and among Ginger Acquisition, Inc., a Delaware corporation (“Parent”), Ginger Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party, with the Guaranteed Party continuing as the Surviving Corporation (such merger and the other transactions contemplated by the Merger Agreement, the “Transaction”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due and punctual payment of 50% (the “Guaranteed Percentage”) of the obligations of Parent, with respect to the payment of (i) the Parent Termination Fee pursuant to Section 7.5(f) of the Merger Agreement and (ii) Parent’s reimbursement and indemnity obligations pursuant to, and to the extent set forth in, Section 5.19(d) of the Merger Agreement, if and when such payment obligation becomes payable under the Merger Agreement (collectively, the “Obligation”); provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, (A) in no event shall the aggregate liability of the Guarantor under this Limited Guarantee exceed $11,317,500 (the “Cap”) and (B) the Guaranteed Party agrees that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Cap (and to the provisions of Sections 8 and 9 hereof)This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. If Parent fails to discharge any portion of the Obligations when due, upon the Guaranteed Party’s demand, the Guarantor’s liability to the Guaranteed Party hereunder in respect of such portion of the Obligation (up to the Cap) shall become immediately due and payable, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent has failed to discharge the Obligation, take any and all actions available hereunder to collect the Obligation, subject to the Cap in accordance with the terms of this Limited Guarantee.

Each capitalized term used but not defined herein shall have the meaning ascribed to it in the Merger Agreement. This Limited Guarantee, together with the limited guarantee of Patient Square Equity Partners, LP, a Delaware limited partnership (“PSC” or the “Other Guarantor”) delivered to the Guaranteed Party as of the date of this Limited Guarantee (the “Other Limited Guarantee”), are collectively referred to as the “Limited Guarantees.”

2.    NATURE OF GUARANTEE. The Guarantor’s liability hereunder is an absolute, unconditional, irrevocable and continuing guaranty of its Guaranteed Percentage of the Obligation subject to the terms and conditions hereof (including the Cap) irrespective of any rescission, compromise, modification, amendment or waiver of or any departure from the Merger Agreement, or any or all of the documents entered into in connection therewith. In the event that any payment to the Guaranteed Party (whether made by Parent or the Guarantor) in respect of the Obligation is rescinded or must otherwise be returned, for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligation as if such payment had not been made. This Limited Guarantee is an unconditional and continuing guarantee of payment and not of collection.

3.    CHANGES IN OBLIGATION, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligation, and may also make any agreement with Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party or Parent, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent; (b) any change in the time, place or manner of payment of the Obligation, or any rescission, waiver, compromise, consolidation, or other amendment or modification of any of the terms or provisions of the Merger Agreement, GPC Equity Commitment Letter, or the Debt Commitment Letter; (c) the addition, substitution or release of any person or entity now or hereafter liable with respect to the Obligation or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the partnership or corporate existence, structure or ownership of the Guarantor, Parent or any person or entity now or hereafter liable with respect to the Obligation or otherwise interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, offset or other right which (i) the Guarantor may have at any time against Parent or the Guaranteed Party, any of their respective Affiliates or any other person or entity, or (ii) Parent may have at any time against the Guaranteed Party or any other person or entity, in each case described in the foregoing clauses (i) or (ii), (A) whether in connection with the Obligation or otherwise and (B) except as contemplated by the final sentence of the immediately succeeding paragraph; (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligation; (g) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or any other person or entity now or hereafter liable with respect to the Obligation or otherwise interested in the transactions contemplated by the Merger Agreement, or any of their respective assets; (h) the value, genuineness, validity, illegality or enforceability (as it relates to Parent) of the Merger Agreement, GPC Equity Commitment Letter, the Debt Commitment Letter or any agreement or instrument referred to herein or therein, in each case in accordance with its terms, except as contemplated by the final sentence of the immediately succeeding paragraph, and (i) any discharge of the Guarantor as a matter of applicable law or equity (other than as a result of, and to the extent of, indefeasible payment of its Guaranteed Percentage of the Obligation in accordance with the terms of the Merger Agreement or as a result of defenses to the payment of the Obligation that would be available to Parent under the Merger Agreement). To the fullest extent permitted by applicable law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable law which would otherwise require any election of remedies by the Guaranteed Party, including any and all surety defenses and rights or defenses arising by reason of any applicable law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of its Guaranteed Percentage of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of its Guaranteed Percentage of the Obligation incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium or other similar applicable law now or hereafter in effect, any right to require the marshalling of assets and all suretyship defenses generally (other than (i) fraud or intentional misrepresentation or willful misconduct of the Guaranteed Party or any of its Affiliates in connection with the Merger Agreement, this Limited Guarantee, the Equity Commitment Letters, the Contingent Value Rights Agreement or the transactions contemplated hereby or thereby or (ii) contractual defenses to the payment of the Obligation that are available to Parent under the Merger Agreement or in respect of a breach by the Guaranteed Party of any of its covenants or agreements in this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers, agreements, covenants, obligations and other terms in this Limited Guarantee are knowingly made and agreed to in contemplation of such benefits.

The Guarantor hereby unconditionally and irrevocably waives any rights that it may now have or hereafter acquire against Parent or any other Person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights, in each case, unless and until all of the Obligation shall have been indefeasibly paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of its portion of the Obligation, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to payment of its portion of the Obligation until it is paid in full, or to be held as collateral for the Obligation thereafter arising.

The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Obligation and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or acceptance of this Limited Guarantee. The Obligation and the Merger Agreement, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent or the Guarantor, on the one hand, and the Guaranteed Party, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. When pursuing its rights and remedies hereunder against the Guarantor, the Guaranteed Party shall be under no obligation to pursue such rights and remedies it may have against Parent or any other person or entity for the Obligation or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue such other rights or remedies or to collect any payments from Parent or any such other person or entity or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of Parent or any such other person or entity or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

The Guaranteed Party shall not be obligated to file any claim relating to any Obligation in the event that Parent becomes subject to any insolvency, bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder.

Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, the Guaranteed Party hereby agrees that (i) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the Cap) that would be available to Parent under the terms of the Merger Agreement with respect to the Obligation, and (ii) any breach or failure by the Guaranteed Party to comply with the terms of the Merger Agreement that, in each case, relieves Parent of its obligations under the Merger Agreement shall likewise automatically and without any further action on the part of any Person relieve the Guarantor of its obligations under this Limited Guarantee to the same extent that Parent is actually so relieved.

4.    NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or future exercise by the Guaranteed Party of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the their rights against, Parent or any other person or entity now or hereafter liable for any Obligation or interested in the transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor.

5.    REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a)    It is duly organized and validly existing under the laws of its jurisdiction of organization; it has all requisite power and authority to execute, deliver and perform this Limited Guarantee; the execution, delivery and performance of this Limited Guarantee have been duly and validly authorized by all necessary action, and do not and will not (i) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or the loss of any material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, permit, franchise, right or license binding on the Guarantor or result in the creation of any lien upon any of its properties, assets or rights, or (ii) contravene any provision of the Guarantor’s partnership agreement or similar organizational documents, any contract to which it is a party or any applicable law or contractual restriction binding on the Guarantor or its assets; and the person or entity executing and delivering this Limited Guarantee on behalf of the Guarantor is duly authorized to do so;

(b)    all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c)    this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as may be limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity); and

(d)    the Guarantor has the financial capacity to pay and perform its obligations under, in respect of or in connection with this Limited Guarantee, and all funds necessary for the Guarantor to fulfill such obligations shall be unencumbered and available to the Guarantor (or its permitted assignee pursuant to Section 6 hereof) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.    NO ASSIGNMENT. Neither this Limited Guarantee nor any right or obligation hereunder may be assigned by any party (by operation of law or otherwise) without the prior written consent of the Guaranteed Party (in the case of an assignment, transfer or delegation by the Guarantor) or the Guarantor (in the case of an assignment, transfer or delegation by the Guaranteed Party); provided, however, that the Guarantor may assign, transfer or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to any other person or entity to which it has allocated all or a portion of its investment commitment in Parent (or any Affiliate thereof, as applicable) in accordance with the terms of the equity commitment letter delivered by the Guarantor in connection with the execution of the Merger Agreement (the “GPC Equity Commitment Letter,” and collectively with the equity commitment letter delivered by the Other Guarantor in connection with the execution of the Merger Agreement, the “Equity Commitment Letters”); provided, further, that no such assignment, transfer or delegation shall relieve the Guarantor of its obligations hereunder as the primary obligor. Any attempted assignment in violation of this Section 6 shall be null and void.

7.    NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a nationally recognized overnight delivery service as established by the sender by evidence obtained from such delivery service, or (c) on the date sent by electronic mail, with confirmation of receipt, if sent prior to 5:00 p.m. New York, New York time, or if sent later, then on the next Business Day. Such communications, to be valid, must be addressed as follows:

if to the Guarantor:

GPC WH Fund LP

c/o Gurnet Point Capital

55 Cambridge Parkway, Suite 401

Cambridge, MA 02142

Attn:          Adam Dilluvio

Email:       adam.dilluvio@bflexion.com

with a copy to (which alone shall not constitute notice):

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attention:     Peter Handrinos

                      Leah Sauter

Email:           Peter.Handrinos@lw.com

                       Leah.Sauter@lw.com

If to the Guaranteed Party, as provided in the Merger Agreement.

8.    CONTINUING GUARANTEE. This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors and permitted assigns, until the Obligation (which shall be subject to the Cap) has been indefeasibly paid in full or this Limited Guarantee has been terminated in accordance with the terms hereof. Notwithstanding the foregoing, or anything else express or implied in this Limited Guarantee or otherwise, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under or in connection with this Limited Guarantee as of the earliest of (i) the Closing Date if, and only if, the Closing occurs, (ii) the date that is sixty (60) days following any valid termination of the Merger Agreement, unless prior to such date the Guaranteed Party shall have commenced proceedings in a Chosen Court (as defined below) to enforce this Limited Guarantee (but in all cases, subject to the Cap), in which case this Limited Guarantee shall terminate upon the final, non-appealable resolution of such proceedings and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, consistent with the terms hereof, (iii) the payment to the Guaranteed Party in full of any Obligation or payments in an aggregate amount equal to the Cap, and (iv) the funding of the GPC Commitment (as defined in the GPC Equity Commitment Letter) under the GPC Equity Commitment Letter. Notwithstanding any other term or provision of this Limited Guarantee, or anything express or implied in this Limited Guarantee or otherwise, in the event that the Guaranteed Party or any of its Affiliates (A) asserts in writing, or directs any other Person to assert in writing, that the provisions of Section 1 hereof (or Section 1 of the Other Limited Guarantee) limiting the Guarantor’s or the Other Guarantor’s liability to the applicable Cap or the provisions of this Section 8 or Section 9 hereof (or Section 8 or Section 9 of the Other Limited Guarantee) are illegal, invalid or unenforceable in whole or in part, or that any of the Guarantor or the Other Guarantor is liable in respect of the Obligation in excess of or to a greater extent than the applicable Cap, or asserting that the Obligation shall be payable more than once, or (B) seeks any remedies against, or asserts any theory of liability against any Non-Recourse Party (as defined in Section 9) with respect to the Merger Agreement, any of the Equity Commitment Letters, any of the Limited Guarantees or any other agreement or instrument delivered in connection with the Merger Agreement, any of the Equity Commitment Letters, any of the Limited Guarantees, or the transactions contemplated hereby or thereby, other than Retained Claims (as defined in Section 9 hereof) asserted against the Non-Recourse Parties as contemplated by Section 9, or (C) seeks any remedies against the Guarantor, the Other Guarantor or any of their respective Affiliates, other than those remedies expressly provided against Parent under the Merger Agreement or expressly provided against the Guarantor or the Other Guarantor under the Limited Guarantees or the Equity Commitment Letters, then, in any such instance (x) the obligations of the Guarantor under or in connection with this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (y) if the Guarantor has previously made any payments under or in connection with this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party, together with reasonable out-of-pocket expenses (including reasonable fees of counsel) incurred by the Guarantor in connection with the enforcement of its rights hereunder, and (z) none of the Guarantor, the Other Guarantor or any other Non-Recourse Party shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other person or entity in any way under or with respect to this Limited Guarantee, the Other Limited Guarantee, any of the Equity Commitment Letters or the Merger Agreement, or the transactions contemplated by the Merger Agreement, the Equity Commitment Letters or the Limited Guarantees.

9.    NO RECOURSE. The Guaranteed Party acknowledges and agrees that the assets of Parent are primarily cash in a de minimis amount and Parent’s rights under the Merger Agreement and the Equity Commitment Letters and that no additional funds or assets are expected to be contributed to Parent unless and until the Closing occurs. Other than with respect to any Retained Claim (as hereinafter defined), the Guaranteed Party acknowledges and agrees (for itself and its Affiliates) that: (a) no person or entity other than the Guarantor (and the legal successors and assigns of its obligations hereunder) shall have any obligations under or in connection with this Limited Guarantee notwithstanding the fact that the Guarantor is a Delaware limited partnership with a general partner, (b) the Guarantor shall have no obligations under or in connection with this Limited Guarantee except as expressly provided by this Limited Guarantee, and (c) no personal liability shall attach to, and no recourse shall be had by the Guaranteed Party, any of its Affiliates or any person or entity purporting to claim by or through any of them or for the benefit of any of them under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company, partnership or similar veil, by attempting to compel Parent to enforce any rights that they may have against any person or entity, by attempting to enforce any assessment, or by attempting to enforce any purported right at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party (as hereinafter defined) in any way under or in connection with this Limited Guarantee, the Other Limited Guarantee, the Merger Agreement, the Equity Commitment Letters, or any other agreement or instrument delivered in connection with this Limited Guarantee, the Other Limited Guarantee, the Merger Agreement or the Equity Commitment Letters, or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise). The Guaranteed Party hereby covenants and agrees that it shall not, and shall cause its Affiliates not to, institute any proceeding or bring any other claim arising under, or in connection with, this Limited Guarantee, the Other Limited Guarantee, the Merger Agreement or the transactions contemplated thereby, or the Equity Commitment Letters or the transactions contemplated thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), against the Guarantor or any Non-Recourse Party except for claims: (i) against any Non-Recourse Party that is party to, and solely pursuant to the terms of, the Confidentiality Agreement; (ii) against the Guarantor and the Other Guarantor (and their respective legal successors and assigns of its obligations hereunder) under, and pursuant to the terms of, this Limited Guarantee or the Other Limited Guarantee (in each case subject to the applicable limitations therein), (iii) against Parent under, and pursuant to the terms of, the Merger Agreement and (iv) against the Guarantor and the Other Guarantor for specific performance of their respective obligations under the Equity Commitment Letters to fund their respective commitments thereunder in accordance with and pursuant to Section 5 thereof and Section 8.13(b) of the Merger Agreement to the extent expressly permitted thereby (the claims described in clauses (i) through (iv) collectively, the “Retained Claims”). As used herein, the term “Non-Recourse Parties” means, collectively, Parent, the Guarantor, the Other Guarantor and any of the foregoing’s respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates, representatives, assignees or any fund under common control with the Guarantor, Parent or Merger Sub and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, attorneys, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

For the avoidance of doubt, nothing herein is intended or shall be construed to affect the rights and obligations of any Person pursuant to any confidentiality or other agreement or the rights of Parent, Merger Sub, the Guarantor, the Other Guarantor or the Guaranteed Party under or in connection with the Debt Commitment Letter or with respect to the matters contemplated thereby.

10.    GOVERNING LAW. All matters relating to the interpretation, construction, validity and enforcement of this Limited Guarantee, including all claims (whether in contract or tort) that may be based upon, arise out of or relate to this Limited Guarantee or the negotiation, execution or performance of this Limited Guarantee or the transactions contemplated hereby (including any claim or cause or action based upon, arising out of, or related to any representation or warranty made in or in connection with this Limited Guarantee or as an inducement to enter into this Limited Guarantee), shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

11.    SUBMISSION TO JURISDICTION. Any Action involving any party to this Limited Guarantee arising out of, based upon or in any way relating to this Limited Guarantee shall be brought exclusively in the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, first to any federal court, or second, to any state court, in each case located in Wilmington, Delaware) (together with the appellate courts thereof, the “Chosen Courts”) and each of the parties hereby submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Action. Each party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to the laying of venue of any such Action in any Chosen Court, (ii) any claim that any such Action brought in any Chosen Court has been brought in an inconvenient forum and (iii) any claim that any Chosen Court does not have jurisdiction with respect to such Action or over such Person. Each party irrevocably and unconditionally agrees not to commence any Action or other proceeding arising out of this Limited Guarantee or any transactions contemplated by this Limited Guarantee other than in any Chosen Court, and hereby agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Action in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.

12.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, BASED UPON, UNDER OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY ACKNOWLEDGES THAT IT AND EACH OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND PROVISIONS SET FORTH IN THIS SECTION 12.

13.    COUNTERPARTS AND SIGNATURE. This Limited Guarantee may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Limited Guarantee shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties hereto agree that the delivery of Limited Guarantee may be effected by means of an exchange of facsimile signatures or other electronic delivery.

14.    NO THIRD PARTY BENEFICIARIES. Except for the provisions of Section 9 which reference Non-Recourse Parties (each of which shall be for the express benefit of and enforceable by each Non-Recourse Party), this Limited Guarantee is not intended, and shall not be deemed, to confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

15.    CONFIDENTIALITY. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Transaction. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document by the Guaranteed Party or its Affiliates except with the prior written consent of the Guarantor in each instance; provided that no such written consent is required for any disclosure of the existence of this Limited Guarantee to any party to the Merger Agreement or the Equity Commitment Letters, the legal, financial and accounting advisors to the Guaranteed Party or in connection with the enforcement of this Limited Guarantee.

16.    MISCELLANEOUS.

(a)    This Limited Guarantee, along with the Other Limited Guarantee, the Equity Commitment Letters, the Merger Agreement, the agreements and instruments delivered in connection with the Merger Agreement, the CVR Agreement and the Confidential Disclosure Agreement, constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or among the Guarantor or any of its Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Limited Guarantee or such other agreements. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party, the Guarantor and the Other Guarantor in writing.

(b)    Any term or provision of this Limited Guarantee that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable by the Guarantor hereunder to the Cap provided in Section 1 hereof and to the provisions of Sections 8 and 9 hereof. No party hereto shall assert, and each party hereto shall cause its respective Affiliates not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

(c)    When reference is made in this Limited Guarantee to a Section, such reference shall be to a Section of this Limited Guarantee, unless otherwise indicated. The headings contained in this Limited Guarantee are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Limited Guarantee. The language used in this Limited Guarantee shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. Whenever the context may require, any pronouns used in this Limited Guarantee shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Limited Guarantee, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Limited Guarantee shall refer to this Limited Guarantee as a whole and not to any particular provision of this Limited Guarantee. No summary of this Limited Guarantee prepared by any party hereto shall affect the meaning or interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be duly executed and delivered as of the date first written above.

GPC WH FUND LP

By: BFLEXION International GP LLC, its General Partner

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Manager

By:	/s/ Adam Dilluvio
Name: Adam Dilluvio
Title: Secretary and Treasurer

[SIGNATURE PAGE TO LIMITED GUARANTEE]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be duly executed and delivered as of the date first written above.

RADIUS HEALTH, INC.

By:	/s/ Kelly Martin
Name: Kelly Martin
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO LIMITED GUARANTEE]